Exhibit 4.9

THIS WARRANT, AND ANY SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT. NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE TRANSFERRED EXCEPT UPON THE CONDITIONS SPECIFIED IN THIS WARRANT, AND NO TRANSFER OF THIS WARRANT OR ANY OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH CONDITIONS SHALL HAVE BEEN COMPLIED WITH. TRANSFER OF THIS WARRANT OR ANY OF SUCH SHARES IS FURTHER RESTRICTED AS PROVIDED IN THE STOCKHOLDER AGREEMENT DATED AUGUST 1, 2006, AS AMENDED JULY 18, 2007 (THE “STOCKHOLDER AGREEMENT”), A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S OFFICES.

Certificate No.	Date of Issuance:
Original Date of Issuance:

STOCK PURCHASE WARRANT

To Purchase Shares of

Common Stock of

RENEWABLE ENERGY GROUP, INC.

THIS CERTIFIES THAT, for value received, the receipt and sufficiency of which is hereby acknowledged:

Subject to the conditions set forth herein, Viant Capital LLC, together with any its registered assigns or any transferee of all or any portion of its rights hereunder the holder of any shares of Common Stock issued hereunder (the “Holder” or “Holders”), is entitled to subscribe for and purchase from Renewable Energy Group, Inc., a Delaware corporation (the “Company”), at any time or from time to time after the date hereof and continuing during the Exercise Period (as hereinafter defined),                 fully paid and nonassessable shares of the Company’s Common Stock (as hereinafter defined), par value $.0001 per share at an exercise price of $9.50 per share (the “Exercise Price”), subject to adjustment from time to time pursuant to the provisions of this Warrant (the “Warrant Shares”). This Warrant is subject to the following provisions, terms and conditions:

1. Definitions. For the purpose of the Warrants, the following terms, whether or not capitalized or underlined in the text of this Warrant, shall have the following meanings:

“Acquisition” shall have the meaning specified in paragraph 8 hereof.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.

“Company” shall have the meaning specified in the introduction to this Warrant.

“Exercise Agreement” shall have the meaning specified in paragraph 2(a) hereof.

“Exercise Period” shall have the meaning specified in paragraph 2(b) hereof.

“Exercise Price” shall have the meaning specified in the introduction to this Warrant.

“Expiration Date” means the fifth anniversary of the Original Date of Issuance.

“Fair Market Value Price” shall have the meaning specified in paragraph 2(a) hereof.

“Holder” or “Holders” shall have the meaning specified in the introduction to this Warrant.

“Preferred Stock” shall mean any shares of preferred stock issued by the Company on or after the Original Date of Issuance, whether or not convertible into or exchangeable for Common Stock.

“Series A Certificate” means the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of the Company as the terms thereof may be amended from time to time.

“Series A Preferred Stock” shall mean the shares of preferred stock established by the Company pursuant to the Company’s Certificate of Incorporation and described in the Series A Certificate.

‘Trading Days” shall mean any days during the course of which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the exchange of securities.

“Warrant(s)” shall mean this Warrant of even date herewith, including all amendments to any such Warrants and all warrants issued in exchange, transfer or replacement therefor.

“Warrant Shares” shall have the meaning specified in the introduction to this Warrant.

2. Exercise of Warrant. While this Warrant remains outstanding and exercisable in accordance with subparagraph 2(b) below, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) Option of the Company. Upon receipt of a completed Exercise Agreement in the form attached hereto (“Exercise Agreement”) by the Secretary of the Company at its principal offices, the Company shall, at the option of the Company and upon notification to the Holder given within ten (10) days after receipt by the Company of a completed Exercise Agreement from the Holder, proceed with the settlement of the exercise of the Warrant in one of the following manners:

(i) Exchange for Shares. Subject to Section 2(a)(ii) below, upon election of the Holder, the exercise of this Warrant shall be settled by the Company and the Holder in exchange for shares within ten (10) days after notice by the Company to the Holder of the Company’s election of this settlement option by (A) the surrender of the Warrant and the payment to the Company of an amount equal to the aggregate Exercise Price, for the number of Warrant Shares being purchased, in cash (in the form of immediately available funds in U.S. Dollars) or (B) the surrender of the Warrant, together with a completed Exercise Agreement indicating a net exercise; and, in the case of subclause (A) or (B), in full compliance with the other applicable provisions of this Warrant. Upon a “net exercise” of the Warrant, the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	(Y) (A-B)
A

Where:	X =	the number of shares of Common Stock to be issued to the Holder.

	Y =	the total number of shares of Common Stock issuable upon exercise of this Warrant, or, if only a portion is being exercised, the portion of the Warrant being exercised (expressed as a fraction).

	A =	the Fair Market Value Price of one share of Common Stock.

	B =	Exercise Price.

(ii) Redeem for Cash. Notwithstanding anything to the contrary contained herein, in the event of an actual or deemed exercise of this Warrant the Company may elect to redeem the rights represented by this Warrant for cash by the Company paying an amount equal to the difference between the Exercise Price and the Fair Market Value Price (as hereinafter defined) for the Common Stock within ten (10) days after the determination of the Fair Market Value Price.

In the event the Company does not elect either settlement option in subparagraphs 2(a)(i) or (ii) within ten (10) days after receipt by the Company of a completed Exercise Agreement from the Holder, the Company shall be deemed to have selected the settlement option selected by the Holder in subparagraph 2(a)(i). For purposes of this Warrant, the “Fair Market Value Price” of a share of the Common Stock shall be determined by (i) an independent appraiser selected by the Company or (ii) other method of valuation agreed upon by the Holder and the Company. The determination of such independent appraiser shall be conclusive and binding on the Holder and the Company, and the Company shall pay all costs incurred in connection with such independent appraiser. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s IPO (as defined below), the fair market value per share shall be the per share offering price to the public of the Common Stock in such offering.

(b) Exercise Period. This Warrant is exercisable at any time or from time to time during the period from the date hereof until the earlier of (i) the Expiration Date, (ii) immediately prior to the closing of the sale and issuance of shares of Common Stock of the Company in a firmly underwritten public offering, pursuant to an effective registration statement under the Act (an “IPO”), or (iii) immediately prior to the closing of an Acquisition, in the case of subclause (ii) or (iii) in accordance with the provisions of Section 8 hereof (the “Exercise Period”).

(c) Issuance of Certificates. Certificates for the Warrant Shares, representing the aggregate number of shares specified in said Exercise Agreement, shall be delivered to the Holder within a reasonable time, not exceeding five (5) business days, after the rights represented by this Warrant shall have been so exercised. The stock certificate or certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of said Holder or such other name as shall be designated by said Holder (subject to the transfer restrictions applicable to this Warrant and to shares purchased upon exercise of this Warrant). If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of said stock certificates(s), deliver to said holder a new Warrant representing the right to purchase the number of shares of Common Stock with respect to which this Warrant shall not then have been exercised. The Company shall pay all expenses and charges payable in connection with the preparation, execution and delivery of stock certificates (and any new Warrants) pursuant to this paragraph 2 except that, in case such stock certificates shall be registered in a name or names other than the Holder of this Warrant or such Holder’s nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of delivery of such stock certificates by the Company as mentioned above.

(d) No Fractional Shares. This Warrant shall be exercisable only for a whole number of Warrant Shares. No fractions of shares of Common Stock, or scrip for any such fractions of shares, shall be issued upon the exercise of this Warrant. The Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Fair Market Value Price of one share of Common Stock at the time of such exercise multiplied by such fraction computed to the nearest whole cent.

(e) Stockholder Agreement. Upon exercise of this Warrant the Holder agrees to be bound by and to execute the Stockholder Agreement.

3. Shares to be Fully Paid; Reservations of Shares. The Company covenants and agrees that all Warrant Shares will be duly authorized and validly issued and upon issuance in accordance with the terms and conditions hereof, will be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per Warrant Share is at all times equal to or less than the Exercise Price then in effect. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of the rights represented by this Warrant and any other Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of all then outstanding Warrants; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of all then outstanding Warrants, in addition to such other remedies as shall be available to the Holder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

4. Anti-Dilution Provisions. The number, rights and privileges of the shares of Common Stock issuable upon exercise of this Warrant shall be subject to the following adjustments:

(a) Subdivisions, Combinations and Stock Dividends. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this subparagraph 4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. Subject to the provisions of paragraph 8, if the Company shall effect any reclassification or similar change of the outstanding shares of the Company’s capital stock (other than as set forth in subparagraph 4(a) above), or a consolidation or merger of the Company with another corporation (other than an Acquisition), this Warrant shall, after such reorganization, reclassification, consolidation, or merger, be exercisable only for the number of shares of stock or other properties, including cash, to which a holder of the number of shares of the Common Stock deliverable upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger if this Warrant had been exercised immediately prior to the effective date of such event; and, in any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

5. Certain Agreements of the Company. The Company covenants and agrees that:

(a) Certain Actions Prohibited. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of this Warrant and will take all such actions as may reasonably be requested by the Holder of any Warrant in order to protect the exercise privilege of the Holders of the Warrants against impairment.

(b) Successors and Assigns. Except as provided in paragraph 8, this Warrant will be binding upon any entity succeeding to the Company by merger or consolidation.

(c) Issuance of Warrant Securities. If the issuance of any Warrant Shares required to be reserved for purposes of exercise of this Warrant is required to be registered with or approved by any federal or state governmental authority under any federal or state law (other than any registration under the Act or state securities laws), before such Warrant Shares may be issued upon exercise of this Warrant, the Company will, at its expense, use its best efforts to cause such shares to be so registered or approved, at such time, so that such shares may be issued in accordance with the terms hereof.

6. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of Warrants shall be made without charge to the Holders of such Warrants or such shares for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Warrant exercised.

7. Closing of Books. Subject to paragraph 10, the Company will at no time close its transfer books against the transfer of any Warrant, of any Warrant Shares issued or issuable upon the exercise of any Warrant, or in any manner interfere with the timely exercise of this Warrant.

8. Acquisition Transactions. Notwithstanding anything contained herein to the contrary, but subject to the Company’s rights to redeem for cash pursuant to Section 2(a)(ii), the Holder agrees that, in the event of an Acquisition (as hereinafter defined) or an IPO, either (i) the Holder shall exercise its right to purchase the Warrant Shares under Section 2(a)(i)(A) of this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or IPO or (ii) if Holder elects not to exercise the Warrant pursuant to Section 2(a)(i)(A), the Holder shall be deemed to have exercised this Warrant pursuant to Section 2(a)(i)(B) effective immediately prior to the consummation of such Acquisition or IPO. The Company shall provide the Holder of this Warrant with written notice of an Acquisition or IPO (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition or IPO giving rights to such notice) at least fifteen (15) days prior to the closing of the proposed Acquisition or IPO. For purposes of this Warrant, an “Acquisition” means: (1) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of.

9. No Rights or Liabilities as a Shareholder. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

10. Transfer and Exchange.

(a) Transfers. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws and the Stockholder Agreement, by the Holder or the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the terms of this Warrant with respect to compliance with applicable securities laws and the Stockholder Agreement, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions.

(b) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said Holder at the time of such surrender.

(c) Replacement of Warrant. Upon receipt of written notice from a Holder or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate for the Warrant Shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

(d) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement as provided in this paragraph 10, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this paragraph 10.

(e) Compliance With Securities Laws.

(i) The Holder of this Warrant represents and warrants that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(ii) This Warrant and all Warrant Shares issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY OTHER APPLICABLE LAWS.

11. Lock Up. In the event the Company shall undertake its first sale to the public pursuant to a registration statement of the Company filed under the Act, each Holder shall agree in writing, in form and substance customary for similar transactions, if requested by the managing underwriter or underwriters thereof, not to lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company convertible into or exercisable or exchangeable for Common stock held by such Holder immediately before the effective date of the registration statement for such offering, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock (whether any such transaction as described in this subsection is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement); provided, however, that:

(a) Such period shall not exceed one hundred eighty (180) days after the effective date of the registration statement, except that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Company’s underwriters to comply with NASD Conduct Rule 2711 (or any similar successor rule); and

(b) The Company’s directors, officers and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of Preferred Stock of the Company) also agree to such limitations.

The Company may impose stop-transfer instructions with respect to the shares of Common stock or other securities of the Company convertible into or exercisable or exchangeable for Common Stock subject to the foregoing restriction until the end of such 180-day period (or the extended period set forth above).

12. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been delivered on the date delivered by hand, telegram, facsimile or by similar means, on the first (1st) day following the day when sent by recognized courier or overnight delivery service (fees prepaid), or on the third (3rd) day following the day when deposited in the mail, registered or certified (postage prepaid), addressed: (i) if to a Holder of any Warrant, at the registered address of such Holder as set forth in the register kept by the Company at its principal office with respect to the Warrants, or to such other address as such Holder may have designated to the Company in writing, and (ii) if to the Company, at 416 S. Bell Ave., PO Box 888, Ames, IA 50010, Attention: President or addresses as the Company may have designated in writing to each Holder of any of the Warrants at the time outstanding; provided, however, that any such communication to the Company may also, at the option of any Holder, be either delivered to the Company at its address set forth above or to any officer of the Company.

(b) Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(c) Remedies. The Company stipulates that the remedies at law of the Holders in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(d) Amendments. The Holder has surrendered to the Company the warrant dated the Original Date of Issuance (the “Original Warrant”) for cancellation and the Company has cancelled the Original Warrant on its books and records in exchange for the issuance of this Warrant. This Warrant and any provision hereof may be changed, waived, discharged or terminated, but only by an instrument in writing signed by the party (or any predecessor in interest thereof) against whom enforcement of the same is sought.

(e) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(f) Successors and Assigns. Subject to the restrictions and requirements of this Warrant, the terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate No.          to be signed by its duly authorized officer this              day of                     .

RENEWABLE ENERGY GROUP, INC.

By:
Name:
Title:

By:
Name:
Title:

FORM OF EXERCISE AGREEMENT

To: Renewable Energy Group, Inc.

Attention: President

The undersigned hereby elects to exercise this Warrant for                              shares of Common Stock of Renewable Energy Group, Inc. (the “Company”) pursuant to the terms of the Warrant. Subject to the Company’s right to elect to redeem for cash as indicated below, Holder has either elected to pay the Exercise Price per share in cash, which payment accompanies this notice, or has elected to make a net exercise. Holder agrees to the manner of exercise selected by the Company below.

The undersigned is acquiring such shares for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

HOLDER:

Date:
Name:

Address:

Name in which shares should be registered:

Indicate method of exercise

Cash Exercise

Net Exercise

To be completed by the Company:

Indicate method of settlement of exercise of the Warrant elected by the Company:

Manner of exercise as selected by the Holder above

Redeem for Cash

RENEWABLE ENERGY GROUP, INC.

Date:	By:
Name:
Title: